Exhibit 10.6

CONSULTING AGREEMENT:

This Consulting Agreement (the "Agreement"), dated effective as of January 1, 2014 (the "Effective Date"), is entered into on March 11, 2014, by and between Knowledge Machine, Inc., a Nevada corporation (the "Company"), and Northern New Hampshire Technical Associates LLC ("Consultant").

1.                   Consulting Arrangement. The Company shall retain Consultant, and Consultant shall serve the Company as a Consultant.

2.                   Duties.

(a)              Consultant \Viii perform consulting services for the Company regarding his service as Chairman of the Science Advisory Board of the Company and other consulting services as requested by the Board of Directors (collectively, the "Services").

(b)             Consultant agrees that he shall devote such time and attention to the Services herem1der as is required to fulfill Consultant's obligations under this Agreement in a timely and professional manner, recognizing that the time demands may vary mont11to month.

3.                   Term. The term of the Agreement ("Term") shall be for twelve (12) months commencing on the Effective Date. The Term shall be automatically extended by one additional year un1ess Consultant or the Company gives notice to the other, in writing, at least 30 days prior to January 1, 2015 or, thereafter, 1 month prior to the expiration of this Agreement, of either party's desire to terminate this Agreement or modify its te1ms.

4.                   Compensation. The Company shall pay to Consultant $2,500 per month during the Term, with the first payment due on the date hereof, and subsequent monthly payments thereafter due on the 1st day of each month.

5.                   Expenses. All travel, entertainment and other reasonable business expenses incident to the rendering of Services by Consultant hereunder will be promptly paid or reimbursed by the Company subject to the submission being in accordance with the Company 's policies in effect from time to time.

6.                    Indemnification. The Company shall indemnify, hold hannless and defend Consultant and Vivek Dave, Ph.D., the managing member of Consultant, from and against any and all claims, causes of action, damages, penalties and costs which may result from their respective affiliation with or services provided to or on behalf of the Company0 except where such claims, causes of action, damages, penalties or costs are attributable primarily to Consultant's or Dr. Dave's gross negligence or willful misconduct.

7.                   Non-Disclosure. Consultant will not at any time after the date of this Agreement divulge, furnish, or make accessible to anyone (other than in the regular course of business of the Company) any knowledge or information with respect to confidential or secret processes, inventions, discoveries, improvements, formulas, plans, material, devices, or ideas or other know how, whether patentable or not, with respect to any confidential or secret engineering, development or research work or with respect to any other confidential or secret aspect of the business of the Company.

8.                  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be one and the same instrument

(Signature Page follows)

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IN WITNESS WHEREOF , the parties have executed this Agreement as of the day and year first above written.

KNOWLEDGE MACHINE, INC.

/s/ Valeire V. Vekkos
Name: Valerie V. Vekkos
Title: President

NORTHERN NEW HAMPSHIRE
TECHNICAL ASSOCIATES LLC

/s/ Vivek Dave
Name: Vivek Dave
Title:

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